Exhibit 10.42

Sealy Corporation

Executive Compensation Recovery Policy

(Claw Back Policy)

To the extent permitted by law, if the Board of Directors determines that any bonus, incentive payment, equity award or other compensation has been awarded or received by an executive officer of the Company based on any financial results or operating metrics that were satisfied as a result of such officer’s knowing or intentional fraudulent or illegal conduct, then the Board may recover from the officer such compensation (in whole or in part) as it deems appropriate under the circumstances.  Further, following a restatement of the Company’s financial statements, the Company shall recover any compensation received by the CEO and CFO that is required to be recovered by Section 304 of Sarbanes-Oxley Act of 2002.

In determining whether to recover a payment, the Board shall take into account such considerations as it deems appropriate.  The Board shall have sole discretion in determining whether an officer’s conduct has or has not met any particular standard of conduct under law or Company policy.

For purposes of this policy, the term “named executive officers” has the meaning given that term in Item 402(a)(3) of Regulation S-K under the Securities Exchange Act of 1934, as amended, and the term “bonus” means a payout under Sealy’s Compensation Programs.

Adopted: December 1, 2009